ING Life Insurance and Annuity Company

ANNUITY COMMENCEMENT DATE ENDORSEMENT

The Contract to which this Annuity Commencement Date Endorsement (this “Endorsement”) is attached is modified by the provisions of this Endorsement. The Endorsement’s provisions shall control to the extent a conflict exists between this Endorsement and the Contract. This Endorsement is effective as of the Contract
Date and remains in effect until the Contract is terminated.

The following provision replaces the last paragraph of The Annuitant provision found in Section 3.3 of the
Contract.

If the Annuitant is not the Owner and the Annuitant dies prior to the Annuity Commencement Date (and no
Contingent Annuitant is named) and the Owner is a natural person, we will treat you or, if there are Joint
Owners, the youngest Owner, as the Annuitant if such youngest Owner has not attained age 90 as of the date of the Annuitant’s death. Otherwise you must name an individual as the Annuitant who has not attained age 90.

The following provision replaces the last paragraph of the Spousal Beneficiaries provision found in Section 6.3 of the Contract.

If the deceased Owner’s spouse does not choose to continue the Contract (or, if continued, upon the death of the deceased Owner’s spouse), the Minimum Guaranteed Withdrawal Benefit will terminate and the Death
Benefit will be distributed as stated below for non-spousal Beneficiaries. If the deceased Owner’s spouse has attained age 90 on the date of the Owner’s death, the deceased Owner’s spouse may not choose to continue the Contract and the Death Benefit will be distributed as stated below for non-spousal Beneficiaries.

The following provision replaces the entire Selecting an Annuity Commencement Date provision found in Section
6.4 of the Contract.

You select the Annuity Commencement Date. The Annuity Commencement Date may be any date following the fifth Contract Anniversary but not later than January 1st on or next following the oldest Annuitant’s 90th birthday, unless we agree to a later date. You may select an Annuity Commencement Date by providing
Notice to Us at least thirty days in advance of the date you select. If you do not select an Annuity
Commencement Date, the Annuity Commencement Date will be January 1st on or next following the oldest
Annuitant’s 90th birthday.

The following provision replaces the entire The Annuity Plans provision found in Section 6.4 of the Contract.

(1) Payments for a Period Certain
Annuity Payments are paid in equal installments for a fixed number of years as shown in Table A below.
The number of years cannot be less than ten or, subject to any limitations under applicable law, more than thirty.
(2) Payments for Life with Period Certain
Annuity Payments are paid for a fixed number of years and as long thereafter as the Annuitant is living as shown in Table B below. However, the number of years cannot be less than ten or more than thirty unless otherwise required by applicable law.
(3) Life Only Payments
Annuity Payments are paid for as long as the Annuitant is living as shown in Table B below.
(4) Joint and Last Survivor Life Payments
Annuity Payments are paid for as long as either of two Annuitants is living as shown in Table C below.
(5) Payments for Life with Surrender Right and Death Benefit
If Annuity Payments have not commenced by the latest Annuity Commencement Date permitted under the Contract, you may elect, in lieu of any other Annuity Plan, Annuity Payments that will begin on or about January 25th following the Annuity Commencement Date and be paid for as long as the Annuitant is living. Annuity Payments under this Annuity Plan will equal, on an annual calendar year basis after the
Annuity Commencement Date, the greater of:
(a) The MAW and
(b) The Accumulation Value as of the end of the prior calendar year, divided by the life expectancy of the
Annuitant, based on the Annuitant’s age, as determined under the Single Life Table under Treasury
Regulation Section 1.401(a)(9)-9 as shown in Table D.

IU-RA-4029	1

Under this option, the Accumulation Value will remain allocated among the available variable sub-
accounts as you direct. The Owner may Surrender the Contract at any time but Withdrawals, Additional
Premiums, or subsequent election of a different Annuity Plan will not be permitted.

Upon the death of the Annuitant, if the Contract is not in Lifetime Automatic Periodic Benefit Status the
Beneficiary will be entitled to receive the Death Benefit, as described in Section 6.3, according to one of the following:
(a) In a lump sum on or before the end of the calendar year in which the Annuitant’s death occurs; or
(b) Periodic payments, in the same frequency and at least as rapidly as under this Annuity Plan at the time of death, equal to, on an annual basis as determined as of the end of the prior year immediately preceding the Contract Year in which the payments will be made, the Accumulation Value (increased by the difference between the Accumulation Value and, if greater, the Standard Death Benefit Base upon receipt of due Proof of Death) divided by the remaining life expectancy of the Annuitant at the time of death (or the life expectancy of the Beneficiary at the time of the Annuitant’s death if shorter)
as determined under the Single Life Table under Treasury Regulation Section 1.401(a)(9)-9. If the
Accumulation Value has been reduced to zero upon receipt of Proof of Death, the Death Benefit will equal the Standard Death Benefit Base and this amount will be allocated to the Specially Designated
Variable Sub-account. On each December 31st following the first periodic payment under this distribution option, the periodic payment will be calculated using the remaining Accumulation Value and the life expectancy factor used in calculating the prior payment to the Beneficiary reduced by one. At any time after the election of this periodic payment option, the Beneficiary may allocate all or a portion of the Accumulation Value from the Specially Designated Variable Sub-account to the available variable sub-accounts.

Tables B and C in the Annuity Plan Tables provision found in Section 6.4 of the Contract will be replaced by the following.

Table B: Monthly Life Payments (Single Annuitant)

Annuitant’s	Life Only	Life with 10 Year Period Certain	Life with 20 Year Period Certain
Age	Male/Female	Male/Female	Male/Female

50	$2.98/2.75	$2.97/2.74	$2.89/2.70
55	3.37/3.08	3.34/3.07	3.20/2.99
60	3.89/3.52	3.82/3.49	3.55/3.34
65	4.58/4.11	4.44/4.04	3.91/3.72
70	5.54/4.93	5.20/4.75	4.22/4.10
75	6.87/6.12	6.09/5.67	4.43/4.38
80	8.72/7.88	7.00/6.71	4.54/4.53
85	11.30/10.50	7.79/7.65	4.58/4.58
90	14.85/14.23	8.34/8.28	4.59/4.59

Table C: Monthly Joint and Last Survivor Life Payments (Joint Annuitants)

					Male
					Age
Female
Age	50	55	60	65	70	75	80	85	90

50	$2.47	$2.55	$2.62	$2.67	$2.70	$2.72	$2.73	$2.74	$2.74
55	2.60	2.73	2.85	2.93	2.99	3.03	3.05	3.06	3.07
60	2.71	2.90	3.08	3.22	3.33	3.41	3.46	3.48	3.50
65	2.81	3.05	3.30	3.53	3.73	3.87	3.97	4.03	4.07
70	2.87	3.16	3.49	3.83	4.15	4.41	4.61	4.75	4.83
75	2.92	3.25	3.64	4.09	4.56	5.01	5.39	5.67	5.86
80	2.95	3.30	3.74	4.28	4.91	5.58	6.23	6.79	7.20
85	2.96	3.34	3.81	4.42	5.17	6.06	7.03	7.98	8.80
90	2.97	3.54	3.84	4.49	5.33	6.39	7.66	9.05	10.41